J.P. Morgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REPORTS 2004 FIRST QUARTER RESULTS

WITH NET INCOME GROWTH OF 38%

New York, April 21, 2004 – J.P. Morgan Chase & Co. (NYSE: JPM) today reported 2004 first quarter net income of $1.93 billion, or $0.92 per share, compared to net income of $1.40 billion, or $0.69 per share, for the first quarter of 2003. Return on average common equity for the quarter was 17%.

“In the first quarter, we delivered strong financial results and made significant progress on our merger integration with Bank One,” said William B. Harrison, Jr., Chairman and Chief Executive Officer. “Our quarterly earnings grew 38% year-over-year, due to stronger results in our capital markets-related businesses and continued improvement in our commercial credit portfolio. This combined strength more than offset the anticipated earnings decrease in Chase Financial Services as mortgage originations declined.”

Mr. Harrison added, “I am more confident than ever about the benefits of the Bank One merger for our clients and our shareholders. Our merger integration process is proceeding well. We are on target for a mid-year closing of the merger of our bank holding companies. We have made tremendous progress in naming management teams, aligning products and customer segments, and making decisions about the majority of key technology platforms.”

Highlights for the first quarter of 2004:

•	Earnings for the firm of $1.93 billion are the highest since the merger of Chase and J.P. Morgan.

•	The Investment Bank posted its highest quarterly earnings in over three years, with a return on allocated capital of 28%.

•
Investment Management & Private Banking’s earnings were the highest since the merger of Chase and J.P. Morgan, driven by 29% revenue growth and 28% growth in assets under supervision, compared to the first quarter of 2003.

•	JPMorgan Partners had private equity gains of $296 million and the third consecutive quarter of positive earnings.

•	Credit quality continued to improve, enabling reduction in the allowance for credit losses and much lower credit costs than during the first quarter of 2003.

Investor Contact:	Ann Borowiec	Media Contact:	Joe Evangelisti
	(212) 270-7318		(212) 270-7438

J.P. Morgan Chase & Co.
News Release

In the discussion of the lines of business below, information is presented on an operating basis1. In the case of Chase Cardmember Services, “operating” or “managed” basis excludes the impact of credit card securitizations. For more information about “operating” or “managed” basis, as well as other non-GAAP financial measures used by management, see the Notes below.

The following discussion of results for the first quarter of 2004 compares results to the first quarter of 2003 unless otherwise indicated.

Investment Bank (“IB”)

Earnings were $1.1 billion for the first quarter, up 24%. Revenues of $4.0 billion were 1% lower, while expenses were up 3%. Earnings performance was driven by a significant improvement in commercial credit quality, higher equity and fixed income capital markets, including record trading revenues, and an anticipated reduction in Global Treasury results. Return on allocated capital was 28% for the quarter, compared to 17% for the first quarter of 2003. Allocated capital was reduced by $4.9 billion or 23% reflecting reduction in credit risk.
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Investment banking fees were $682 million, up 10%, with higher equity and bond underwriting fees partially offset by lower loan syndication and advisory fees. According to Thomson Financial, the firm maintained its #1 ranking in Global Syndicated Loans and #2 ranking in Global Investment-Grade Bonds. For the first quarter of 2004 compared to full year 2003, the Investment Bank increased its ranking in Global Announced M&A to #3 from #5 and its ranking in U.S. Equity and Equity-Related declined to #7 from #4. However, the firm improved its ranking from #14 for full year 2003 to #4 in U.S. Initial Public Offerings.

•
Capital markets and lending revenues excluding Global Treasury were $3.1 billion, up 11%, driven by stronger performance in equities and fixed income partially offset by reduced net interest income on the credit portfolio mainly due to lower average loan balances. Equities capital markets revenues increased 56% due to higher results in equity derivatives (both client and portfolio management) as well as global cash and convertibles. Fixed income capital markets rose 5% driven largely by foreign exchange. Client capital markets revenues grew both sequentially and year-over-year to the highest level in three years.

•	Global Treasury revenues were $212 million, down from $599 million, reflecting lower levels of realized investment securities gains and net interest income.
•	Expenses of $2.4 billion increased 3% from the year-ago quarter, reflecting higher compensation expenses partially offset by lower severance and related costs.
•
Credit costs were negative $188 million, primarily attributable to a reduction in the allowance for loan losses as credit quality improved. Credit costs were $433 million more favorable than the first quarter of 2003.

Chase Financial Services (“CFS”)

Earnings were $427 million for the quarter, a decrease of 34%. Operating revenues were $3.4 billion, down 8% or $278 million, driven primarily by an anticipated decline in Chase Home Finance revenues, totaling $335 million. Expenses of $2.0 billion for the quarter were up 11%. Credit costs of $748 million were down 15%, driven by lower net charge-offs and a reduction in the allowance for loan losses. Credit quality remains stable. Return on allocated capital for the quarter was 18% compared to 31% for the first quarter of 2003.

J.P. Morgan Chase & Co.
News Release

Business Segments
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Chase Home Finance: Earnings were $221 million for the quarter, a decrease of 48%. Total revenue of $813 million declined 29% as higher rates and a smaller refinance market lowered mortgage originations and margins. Mortgage servicing rights hedging also contributed to the revenue decline with a small net loss of $(7) million compared to an $86 million gain. Expenses of $478 million for the quarter were down 1% sequentially and up 25% year over year due to higher home equity production as well as increases in the sales force for home equity and other higher-margin distribution channels.

•
Chase Cardmember Services: Earnings were $162 million, up 11% for the quarter. Operating revenues on a managed basis were $1.6 billion, up 7%, driven by 15% growth in purchase volume. Expenses of $605 million for the quarter were up 12%, reflecting higher marketing and severance and related costs.

•
Chase Auto Finance: Earnings were $30 million for the quarter, a decrease of 19%. Revenues of $166 million were down 16% driven by a $40 million accelerated amortization of prepaid premiums for residual risk insurance. Average loan and lease receivables increased 12%.

•
Chase Regional Banking: Regional Banking reported a loss of $15 million for the quarter, down from earnings of $27 million. Revenues were $635 million, up slightly, reflecting higher investment product revenue. Average deposits increased 10% to almost $80 billion, offset by decreased spreads on deposits. Expenses were up 10%, primarily as a result of higher compensation and severance and related costs.

•	Chase Middle Market: Earnings were $80 million, down 8% for the quarter. Revenues were $343 million, down 5%, driven by lower loans and narrower loan and deposit spreads. Average deposits were up 11%.

Treasury & Securities Services (“TSS”)

Earnings were $119 million for the quarter, an increase of 6%. Return on allocated capital for the quarter was 15%, compared to 16% in the first quarter of 2003.
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Revenues were $1.1 billion for the quarter, up 19%; excluding acquisitions, revenues would have grown 11%. Institutional Trust Services revenues increased 30%, reflecting acquisitions including Bank One’s corporate trust business, growth in the American Depositary Receipts business and an increase in debt servicing business. Investor Services revenues increased 17%, as improved equity market conditions and new business resulted in higher fees and foreign exchange revenue. Treasury Services revenues rose 13% because of the acquisition of the Electronic Financial Services business and higher product revenue.

•	Expenses of $921 million for the quarter increased 20%. Approximately half of the increase was attributable to costs associated with acquired businesses.

Investment Management & Private Banking (“IMPB”)

Earnings were $115 million for the quarter, up significantly from $27 million. Return on allocated capital was 8% compared to 2% in the first quarter of 2003; return on tangible allocated capital2 (net of goodwill) was 36%, compared to 8% in the first quarter of 2003.
•	Revenues of $824 million were up 29% reflecting higher global equity valuations, the acquisition of Retirement Plan Services (“RPS”) and increased brokerage activity.
•	Expenses of $636 million increased 9% as a result of the acquisition of RPS and higher compensation expenses.
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Total assets under supervision were $797 billion, up 28%. Assets under supervision increased as a result of equity market appreciation, the acquisition of RPS ($41 billion) and net asset inflows. Total assets under management were $584 billion, up 18%. Not reflected in assets under management is the firm’s 44% interest in American Century Companies, Inc., which had assets under management of $90 billion as of March 31, 2004, up from $71 billion as of March 31, 2003.

J.P. Morgan Chase & Co.
News Release

JPMorgan Partners (“JPMP”)

JPMorgan Partners had earnings of $115 million, compared to a loss of $223 million in the first quarter of 2003. Net gains on the portfolio were $296 million, compared to net losses of $230 million.
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Net gains on direct private equity investments were $304 million compared to net losses of $136 million. First quarter 2004 results benefited from higher sales ($302 million in realized gains) and liquidity events such as initial public offerings and much lower negative net valuation adjustments ($23 million) of companies in the portfolio.

•	JPMP recorded net losses of $8 million on its limited partner interests in third party funds, compared to net losses of $94 million.

Expenses
•
Expenses in the first quarter of 2004 were $6.06 billion, up 9%. Compensation expenses reflected a shift of $70 million from compensation to noncompensation due to the technology infrastructure outsourcing that took effect April 1, 2003. Compensation expenses were up 6% due to higher salaries and benefits as well as incentives. Noncompensation expenses increased 14% reflecting the outsourcing agreement and higher technology and communications expenses, costs related to business volume growth, acquisitions, legal and other professional fees, and increased marketing costs.

Credit
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Commercial net charge-offs for the quarter were $102 million compared to $292 million. The net charge-off ratio for commercial loans was 0.50% compared to 1.32% for the first quarter of 2003. Gross charge-offs declined while recoveries were at a level similar to the first quarter of 2003.

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Consumer loan net charge-offs on a managed basis, which include charge-offs on securitized credit card receivables, were $815 million compared to $835 million. The credit card managed net charge-off ratio was 5.78% for the quarter compared to 5.95% for the first quarter of 2003 and 5.74% for the fourth quarter of 2003.

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Total credit costs on a managed basis were $488 million for the quarter, including $735 million related to consumer loans, negative $168 million related to commercial loans and lending-related commitments and negative $79 million related to the residual component.

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The allowance for credit losses, which includes the allowance for loan losses and lending-related commitments, was $4.4 billion at March 31, 2004, compared to $5.7 billion at March 31, 2003. Total nonperforming assets were $2.9 billion at March 31, 2004, down 35% from March 31, 2003. Nonperforming assets do not include $331 million of distressed commercial loans purchased as part of the Investment Bank’s proprietary investing activities.

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Commercial criticized exposure (rated CCC+/Caa1 or lower) was $7.4 billion as of March 31, 2004, a decline of $7.2 billion, or 49%, from March 31, 2003. Exposures include loans, counterparty outstandings and lending-related commitments.

Total assets and capital
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Total assets as of March 31, 2004 were $801 billion, compared to $755 billion as of March 31, 2003. Commercial loans were $79.2 billion, compared to $88.4 billion as of March 31, 2003. Managed consumer loans increased 7% from March 31, 2003. The Tier 1 capital ratio was 8.4% at March 31, 2004 (estimated) and at March 31, 2003.

J.P. Morgan Chase & Co.
News Release

Notes:

1.
In addition to analyzing the firm’s results on a reported basis, management reviews the line of business results on an “operating basis”, which is a non-GAAP financial measure. The definition of operating basis starts with reported U.S. GAAP results. In the case of the Investment Bank, “operating basis” includes in trading revenue the net interest income related to trading activities. Trading activities generate revenues which are recorded for GAAP purposes in two line items on the income statement: trading revenues, which include the mark to market gains or losses on trading positions; and net interest income, which includes the interest income or expense related to those positions. Combining both the trading revenues and related net interest income enables management to evaluate the Investment Bank’s trading activities by considering all revenues related to these activities and facilitates operating comparisons to other competitors. In the case of Chase Cardmember Services, “operating” or “managed” basis excludes the impact of credit card securitizations on revenue, provision for credit losses, net charge-offs and receivables. JPMorgan Chase uses the concept of “managed receivables” to evaluate the credit performance of the underlying credit card loans, both sold and not sold; as the same borrower is continuing to use the credit card for ongoing charges, a borrower’s credit performance will impact both the receivables sold under SFAS 140 and those not sold. Thus, in its disclosures regarding managed receivables, JPMorgan Chase treats the sold receivables as if they were still on the balance sheet in order to disclose the credit performance (such as charge-off rates) of the entire managed credit card portfolio. The operating basis for all other lines of business is the same as the reported basis. See page 9 of JPMorgan Chase’s Earnings Release Financial Supplement (First Quarter 2004) for a reconciliation of JPMorgan Chase’s income statement from reported to operating basis.

2.
The firm uses return on tangible allocated capital, a non-GAAP financial measure, as one of several measures to evaluate the economics of the IMPB business segment. Return on tangible allocated capital measures return on an economic capital basis (that is, on a basis that takes into account the operational, business, credit and other risks to which this business is exposed, including the level of assets) but excludes the capital allocated for goodwill. The firm utilizes this measure to facilitate operating comparisons to other competitors. See page 14 of JPMorgan Chase’s Earnings Release Financial Supplement (First Quarter 2004).

J.P. Morgan Chase & Co. is a leading global financial services firm with assets of $801 billion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, investment management, private banking and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase is headquartered in New York and serves more than 30 million consumers nationwide, and many of the world’s most prominent corporate, institutional and government clients. Information about JPMorgan Chase is available on the Internet at www.jpmorganchase.com.

JPMorgan Chase will host a meeting and a conference call for the investment community on Wednesday, April 21, 2004 at 11:00 a.m. (Eastern Daylight Time) to review first quarter financial results and to give an update on the pending merger with Bank One Corporation. The meeting will be held at 270 Park Avenue on the 49th floor. Investors unable to attend the meeting can dial (973) 935-8505 or listen via live audio webcast. The webcast and presentation slides will be available on www.jpmorganchase.com. A replay of the meeting will be available beginning at 2:00 p.m. (Eastern Daylight Time) on April 21, 2004 and continuing through 6:00 p.m. (Eastern Daylight Time) on April 28, 2004 at (973) 341-3080 pin #4647765. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase web site (www.jpmorganchase.com).

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of JPMorgan Chase and Bank One stockholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected;

J.P. Morgan Chase & Co.
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the risk that excess capital is not generated from the merger as anticipated or not utilized in an accretive manner; and the risk that disruption from the merger may make it more difficult to maintain relationships with clients, employees or suppliers. Additional factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the 2003 Annual Report on Form 10-K of JPMorgan Chase filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov).

JPMorgan Chase has filed a Registration Statement on Form S-4 with the SEC containing the definitive joint proxy statement/prospectus regarding the proposed merger. Stockholders are urged to read the definitive joint proxy statement/prospectus because it contains important information. Stockholders may obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about JPMorgan Chase and Bank One, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the definitive joint proxy statement/prospectus and the filings with the SEC incorporated by reference in the definitive joint proxy statement/prospectus can also be obtained, without charge, by directing a request to J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017, Attention: Office of the Secretary (212-270-4040), or to Bank One Corporation, 1 Bank One Plaza, Suite 0738, Chicago, Illinois 60670, Attention: Investor Relations (312-336-3013). The respective directors and executive officers of JPMorgan Chase and Bank One and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding JP Morgan Chase’s and Bank One’s directors and executive officers and a description of their direct and indirect interests, by security holdings or otherwise, is available in the definitive joint proxy statement/prospectus contained in the above-referenced Registration Statement on Form S-4.

J.P. Morgan Chase & Co.
News Release

J.P. MORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and employee data)

					1QTR 2004
	1QTR		4QTR	1QTR	Over (Under)
	2004		2003	2003	4Q 2003		1Q 2003
SELECTED INCOME STATEMENT DATA:
Revenue	$8,977		$8,068	$8,406	11%		7%
Provision for Credit Losses	15		139	743	(89)		(98)
Noninterest Expense	6,059		5,220	5,541	16		9
Net Income	1,930		1,864	1,400	4		38

Per Common Share:
Net Income per Share:
Basic	$0.94		$0.92	$0.69	2		36
Diluted	0.92		0.89	0.69	3		33
Cash Dividends Declared per Share	0.34		0.34	0.34	—		—
Book Value per Share (Period-End)	22.62		22.10	20.73	2		9
Closing Share Price	41.95		36.73	23.71	14		77

Common Shares Outstanding:
Average:
Basic	2,032.3		2,016.2	1,999.8	1		2
Diluted	2,092.7		2,079.3	2,021.9	1		4
Common Shares at Period-End	2,081.7		2,042.6	2,030.0	2		3

SELECTED RATIOS:
Return on Average Common Equity (a)	17%		17%	13%	—	bp	400	bp
Tier 1 Capital Ratio	8.4	(b)	8.5	8.4	(10)		—

SELECTED BALANCE SHEET DATA (PERIOD-END):
Total Assets	$801,078		$770,912	$755,156	4%		6%
Deposits	336,886		326,492	300,667	3		12
Common Stockholders’ Equity	47,092		45,145	42,075	4		12

FULL-TIME EQUIVALENT EMPLOYEES	93,285		93,453	93,878	—		(1)

SEGMENT EARNINGS
Investment Bank	$1,110		$862	$897	29		24
Treasury & Securities Services	119		144	112	(17)		6
Investment Management & Private Banking	115		100	27	15		326
JPMorgan Partners	115		23	(223)	400		NM
Chase Financial Services	427		559	648	(24)		(34)
Support Units and Corporate	44		176	(61)	(75)		NM

NET INCOME	$1,930		$1,864	$1,400	4		38

(a)	Based on annualized amounts.
(b)	Estimated